AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 APRIL 4, 2005

                                     among

                              UNOCAL CORPORATION,

                           CHEVRONTEXACO CORPORATION

                                      and

                              BLUE MERGER SUB INC.


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                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I     THE MERGER.......................................................1

      Section 1.1    The Merger................................................1
      Section 1.2    Certificate of Incorporation and Bylaws of the
                     Surviving Corporation.....................................2
      Section 1.3    Directors and Officers of the Surviving Corporation.......2
      Section 1.4    Effect on Capital Stock...................................2
      Section 1.5    Election Procedures.......................................4
      Section 1.6    Dissenting Shares.........................................6
      Section 1.7    Stock Options and Equity Awards...........................6
      Section 1.8    Shares Held by Company Affiliates.........................8

ARTICLE II    EXCHANGE OF CERTIFICATES.........................................8

      Section 2.1    Surrender and Payment.....................................8
      Section 2.2    Fractional Shares........................................10
      Section 2.3    Lost Certificates........................................11
      Section 2.4    Withholding Rights.......................................11

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................11

      Section 3.1    Corporate Existence and Power............................11
      Section 3.2    Corporate Authorization..................................12
      Section 3.3    Governmental Authorization...............................12
      Section 3.4    Non-Contravention........................................13
      Section 3.5    Capitalization...........................................13
      Section 3.6    Subsidiaries.............................................14
      Section 3.7    Commission Filings.......................................15
      Section 3.8    Financial Statements.....................................16
      Section 3.9    Disclosure Documents.....................................16
      Section 3.10   Controls and Procedures..................................16
      Section 3.11   Absence of Certain Changes...............................18
      Section 3.12   No Default...............................................19
      Section 3.13   No Undisclosed Material Liabilities......................19
      Section 3.14   Litigation...............................................20
      Section 3.15   Taxes....................................................20
      Section 3.16   Employee Benefit Plans; Employment.......................21
      Section 3.17   Compliance with Laws.....................................23
      Section 3.18   Certain Business Practices...............................23
      Section 3.19   Environmental Matters....................................23
      Section 3.20   Compliance with Laws.....................................24
      Section 3.21   Hydrocarbon Contracts....................................25
      Section 3.22   Material Contracts.......................................25


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      Section 3.23   Intellectual Property....................................25
      Section 3.24   Confidentiality and Other Agreements.....................26
      Section 3.25   Brokers; Financial Advisors..............................26
      Section 3.26   Opinion of Financial Advisor.............................27
      Section 3.27   Takeover Statutes........................................27
      Section 3.28   Stockholder Rights Plan..................................27

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
              SUBSIDIARY......................................................27

      Section 4.1    Corporate Existence and Power............................27
      Section 4.2    Corporate Authorization..................................28
      Section 4.3    Governmental Authorization...............................28
      Section 4.4    Non-Contravention........................................28
      Section 4.5    Capitalization...........................................29
      Section 4.6    Commission Filings.......................................29
      Section 4.7    Financial Statements.....................................30
      Section 4.8    Disclosure Documents.....................................30
      Section 4.9    Controls and Procedures..................................31
      Section 4.10   Absence of Certain Changes...............................32
      Section 4.11   No Undisclosed Material Liabilities......................33
      Section 4.12   Litigation...............................................33
      Section 4.13   Compliance with Laws.....................................33
      Section 4.14   Tax Treatment............................................33
      Section 4.15   Capitalization of Merger Subsidiary......................33

ARTICLE V     COVENANTS OF THE COMPANY........................................34

      Section 5.1    Conduct of the Company...................................34
      Section 5.2    Company Stockholder Meeting; Proxy Material..............37
      Section 5.3    Resignation of Company Directors.........................39
      Section 5.4    Other Actions............................................39

ARTICLE VI    COVENANTS OF PARENT.............................................39

      Section 6.1    Obligations of Merger Subsidiary.........................40
      Section 6.2    Director and Officer Liability...........................40
      Section 6.3    Form S-4.................................................40
      Section 6.4    Stock Exchange Listing...................................40
      Section 6.5    Employee Benefits........................................41

ARTICLE VII   COVENANTS OF PARENT AND THE COMPANY.............................42

      Section 7.1    Best Efforts.............................................43
      Section 7.2    Certain Filings..........................................44
      Section 7.3    Access to Information....................................44
      Section 7.4    Tax Treatment............................................45
      Section 7.5    Public Announcements.....................................45


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      Section 7.6    Further Assurances.......................................45
      Section 7.7    Notices of Certain Events................................45
      Section 7.8    Affiliates...............................................46
      Section 7.9    No Solicitation..........................................46
      Section 7.10   Takeover Statutes........................................48
      Section 7.11   Section 16(b)............................................49

ARTICLE VIII  CONDITIONS TO THE MERGER........................................49

      Section 8.1    Conditions to the Obligations of Each Party..............49
      Section 8.2    Conditions to the Obligations of Parent and Merger
                     Subsidiary...............................................50
      Section 8.3    Conditions to the Obligations of the Company.............51

ARTICLE IX    TERMINATION.....................................................52

      Section 9.1    Termination..............................................52
      Section 9.2    Effect of Termination....................................53

ARTICLE X     MISCELLANEOUS...................................................53

      Section 10.1   Notices..................................................53
      Section 10.2   Non-Survival of Representations and Warranties...........54
      Section 10.3   Amendments; No Waivers...................................54
      Section 10.4   Expenses.................................................54
      Section 10.5   Company Termination Fee..................................55
      Section 10.6   Successors and Assigns...................................55
      Section 10.7   Governing Law............................................56
      Section 10.8   Enforcement; Jurisdiction................................56
      Section 10.9   Waiver of Jury Trial.....................................56
      Section 10.10  Counterparts; Effectiveness..............................56
      Section 10.11  Entire Agreement.........................................56
      Section 10.12  Captions.................................................57
      Section 10.13  Severability.............................................57


                                   EXHIBITS

Exhibit A   --   Form of Certificate of Incorporation of Merger Subsidiary

Exhibit B   --   Form of Affiliate's Rule 145 Letter


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                                 DEFINED TERMS

                                                                       SECTION



2005 Pro Rata Bonus.......................................................6.5(e)
2006 Pro Rata Bonus.......................................................6.5(e)
Acquisition Proposal......................................................7.9(b)
Affected Employees........................................................6.5(b)
Affected Retirees.........................................................6.5(b)
Affiliate Agreement.......................................................7.8(a)
Agreement...............................................................Preamble
Anti-Discrimination Laws.................................................3.16(j)
Antitrust Laws........................................................7.1(b)(ii)
Available Cash Election Amount........................................1.4(a)(ii)
Book-Entry Shares.........................................................2.1(a)
Cancelled Shares..........................................................1.4(d)
Cash Election.........................................................1.4(a)(ii)
Cash Election Amount..................................................1.4(a)(ii)
Cash Election Share...................................................1.4(a)(ii)
Cash Fraction.........................................................1.4(a)(ii)
CERCLA...................................................................3.19(b)
Certificate...............................................................1.4(b)
Change in Control.........................................................6.5(a)
Change in the Company Recommendation......................................5.2(a)
Closing...................................................................1.1(d)
Closing Date..............................................................1.1(d)
Code....................................................................Recitals
Commission................................................................1.7(c)
Common Shares Trust.......................................................2.2(b)
Company.................................................................Preamble
Company 10-K..............................................................3.7(a)
Company Award.............................................................1.7(b)
Company Award Plans.......................................................1.7(b)
Company Balance Sheet........................................................3.8
Company Balance Sheet Date...................................................3.8
Company Benefit Plans....................................................3.16(a)
Company By-laws..............................................................3.1
Company Capital Stock........................................................3.5
Company Charter..............................................................3.1
Company Commission Documents..............................................3.7(a)
Company Common Stock.........................................................3.5
Company Disclosure Schedules...........................................Article 3
Company Intellectual Property............................................3.23(a)
Company Material Adverse Effect..............................................3.1
Company Material Contracts..................................................3.22
Company Pension Plan.....................................................3.16(e)
Company Phantom Stock Option..............................................1.7(a)


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Company Preferred Stock......................................................3.5
Company Proxy Statement...................................................3.9(a)
Company Recommendation....................................................5.2(f)
Company Rights...............................................................3.5
Company Rights Agreement.....................................................3.5
Company Securities...........................................................3.5
Company Stock Option......................................................1.7(a)
Company Stock Option Plans................................................1.7(a)
Company Stockholder Approval..............................................3.2(a)
Company Stockholder Meeting...............................................5.2(f)
Company Subsidiary Securities.............................................3.6(b)
Confidentiality Agreement....................................................7.3
DGCL......................................................................1.1(a)
Dissenting Share.............................................................1.6
EC Merger Regulation.........................................................3.3
Effective Time............................................................1.1(b)
Electing Stockholder......................................................2.1(a)
Election Deadline.........................................................1.5(b)
Election Form.............................................................1.5(a)
Election Form Record Date.................................................1.5(a)
End Date...............................................................9.1(b)(i)
Environmental Laws.......................................................3.19(b)
ERISA....................................................................3.16(a)
ERISA Affiliate..........................................................3.16(d)
Excess Shares.............................................................2.2(a)
Exchange Act.................................................................3.3
Exchange Agent............................................................2.1(a)
Exchange Ratio.......................................................1.4(a)(iii)
Financial Advisor...........................................................3.25
Foreign Company Benefit Plan.............................................3.16(a)
Form S-4..................................................................4.8(a)
GAAP.........................................................................3.8
Hazardous Substance......................................................3.19(b)
HSR Act......................................................................3.3
Hydrocarbon Contract.....................................................3.21(a)
Hydrocarbons.............................................................3.21(a)
Indemnitees...............................................................6.2(a)
Intellectual Property....................................................3.23(a)
knowledge................................................................3.10(e)
Lien.........................................................................3.4
Mailing Date..............................................................1.5(a)
Merger....................................................................1.1(a)
Merger Consideration......................................................1.4(a)
Merger Subsidiary.......................................................Preamble
Mixed Consideration Election Share.....................................1.4(a)(i)
Mixed Election.........................................................1.4(a)(i)


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Mixed Election Stock Exchange Ratio....................................1.4(a)(i)
No Election Shares........................................................1.5(b)
NYSE......................................................................2.2(a)
Parent..................................................................Preamble
Parent 10-K...............................................................4.6(a)
Parent Balance Sheet.........................................................4.7
Parent Balance Sheet Date....................................................4.7
Parent Commission Documents...............................................4.6(a)
Parent Common Stock..........................................................4.5
Parent Disclosure Schedules...........................................Article IV
Parent Material Adverse Effect...............................................4.1
Parent Securities............................................................4.5
Per Share Cash Amount..................................................1.4(a)(i)
Per Share Cash Election Consideration.................................1.4(a)(ii)
Per Share Mixed Consideration..........................................1.4(a)(i)
Person....................................................................2.1(c)
RCRA.....................................................................3.19(b)
Release..................................................................3.19(b)
RFG Patents..............................................................3.23(a)
Sarbanes-Oxley Act.......................................................3.10(a)
Securities Act...............................................................3.3
Significant Subsidiaries..................................................3.6(a)
Stock Award Exchange Ratio................................................1.7(a)
Stock Consideration..................................................1.4(a)(iii)
Stock Election.......................................................1.4(a)(iii)
Stock Election Share.................................................1.4(a)(iii)
Subsidiary................................................................3.6(a)
Substantial Detriment.....................................................7.1(c)
Superior Proposal.........................................................7.9(b)
Surviving Corporation.....................................................1.1(a)
Tax Returns.................................................................3.15
Taxes.......................................................................3.15


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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of April 4, 2005 by and among UNOCAL CORPORATION, a Delaware corporation (the "COMPANY"), CHEVRONTEXACO CORPORATION, a Delaware corporation ("PARENT"), and BLUE MERGER SUB INC., a newly formed Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

                             W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Merger Subsidiary (the "MERGER"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company deems it advisable and in the best interest of the Company and its stockholders that the Company enter into the Merger to advance the strategic business interests of the Company by putting under common ownership, and permitting the coordination of activities conducted by, Company subsidiaries and subsidiaries of Parent, and otherwise participating in growth opportunities of Parent, its subsidiaries and affiliates; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1  THE MERGER.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged (the "MERGER") with and into Merger Subsidiary in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     (b) On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State


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of the State of Delaware or at such later time as Parent and the Company may agree and is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

     (d) The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, California, as soon as practicable on the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place and time as the Company and Parent may agree in writing (the "CLOSING DATE").

     Section 1.2 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

     (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation, shall be the certificate of incorporation of Merger Subsidiary as set forth in EXHIBIT A, except for Article FIRST thereof which shall be amended to read as follows: "The name of this corporation is Unocal Corporation."

     (b) The by-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended or changed as provided therein or by the DGCL.

     Section 1.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Section 1.4  EFFECT ON CAPITAL STOCK.

     (a) At the Effective Time, subject to the other provisions of Articles 1 and 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Subsidiary or the Company or any of their respective wholly-owned subsidiaries and except for any Dissenting Shares), together with the Company Rights attached thereto or associated therewith, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the "MERGER CONSIDERATION"):

          (i) Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a "MIXED ELECTION") has been effectively made and not revoked or lost pursuant to Section 2.1 (each, a "MIXED CONSIDERATION


                                       2
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     ELECTION SHARE") and each No Election Share (as that term is defined in
     Section 1.5(b) hereof) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "PER SHARE MIXED CONSIDERATION") of (x) $16.25 in cash (the "PER SHARE CASH AMOUNT") and (y) 0.7725 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "MIXED ELECTION STOCK EXCHANGE RATIO"), subject to adjustment in accordance with Section 1.4(c);

          (ii) Each share of Company Common Stock with respect to which an election to receive cash (a "CASH ELECTION") has been effectively made and not revoked or lost pursuant to Section 2.1 (each, a "CASH ELECTION SHARE") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $65.00 in cash without interest (the "PER SHARE CASH ELECTION CONSIDERATION"); IF, HOWEVER, (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the "CASH ELECTION AMOUNT") exceeds (B) the difference between (x) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Election Shares (provided that No Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 1.4(a)(ii)) and the Per Share Cash Amount (such difference being the "AVAILABLE CASH ELECTION AMOUNT"), then each Cash Election Share shall be converted into a right to receive
     (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "CASH FRACTION") and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction;

          (iii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a "STOCK ELECTION") is properly made and not revoked or lost pursuant to Section 2.1 (each, a "STOCK ELECTION SHARE") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.03 shares (the "EXCHANGE RATIO") of validly issued, fully paid and non-assessable shares of Parent Common Stock, subject to adjustment in accordance with Section 1.4(c) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2, the "STOCK CONSIDERATION"); PROVIDED HOWEVER, if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause
     (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.


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


     (b) From and after the Effective Time, all of the shares of Company Common Stock, and associated Company Rights, converted into the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a "CERTIFICATE") previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration,
(ii) any dividends and other distributions in accordance with Section 2.1(f), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2.

     (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     (d) At the Effective Time, (1) all shares of Company Common Stock that are owned by Parent, Merger Subsidiary or the Company (the "CANCELLED SHARES") shall be cancelled and retired and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor and (2) each share of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Subsidiary) or the Company, in each case, immediately prior to the Effective Time, shall be converted into the right to receive the Per Share Stock Consideration. The Per Share Stock Consideration paid pursuant to this Section 1.4(d) shall not be subject to, and will not be deemed to be Stock Election Shares or otherwise taken into account in calculating, adjustments under the proviso to Section 1.4(a)(iii). For the avoidance of doubt, this Section 1.4(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company's treasury pursuant to a Company Benefit Plan (as such term is defined in Section 3.16) other than a Company Stock Option Plan or a Company Award Plan.

     (e) Each issued and outstanding share of common stock, par value $0.01 per share of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 1.5  ELECTION PROCEDURES.

     (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the "ELECTION FORM") shall be mailed together with the Proxy Statement or at such other time as the Company and Parent may agree (the "MAILING DATE") to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Stockholder Meeting (the "ELECTION FORM RECORD DATE").

     (b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder's Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (ii) the number of shares of such holder's Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration, (iii) the number of shares of such holder's Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration, or (iv) that such holder makes no election with respect to such holder's Company Common Stock ("NO ELECTION SHARES"). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the "ELECTION DEADLINE") (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be No Election Shares.

     (c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

     (d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Certificates representing such shares of Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

     Section 1.6 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of section 262 of the DGCL as to appraisal rights (each, a "DISSENTING SHARE"), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Stock Consideration; provided that Parent shall be entitled to convert each such share into the right to receive the Per Share Cash Consideration or a combination of the Per Share Cash Consideration and Per Share Stock Consideration if (x) Parent shall have received an opinion from McDermott Will & Emery LLP and (y) the Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in each case, to the effect that the Merger will not fail to satisfy the continuity of interest requirement under Section 368 of the Code as a result thereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

     Section 1.7  STOCK OPTIONS AND EQUITY AWARDS.

     (a) The Board of Directors of the Company shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "COMPANY STOCK OPTION") and each phantom option to receive cash measured by an increase in value of Company Common Stock over a specified base or exercise price (a "COMPANY PHANTOM STOCK OPTION") granted under the Company's plans or agreements identified in Section 3.16(a) of the Company Disclosure Schedules as being, to the Company's knowledge, the only employee benefit plans or agreements (including nonemployee director plans) as to which shares of Company Common Stock may be issued upon exercise of an option (collectively the "COMPANY STOCK OPTION PLANS"), whether or not vested, shall cease to represent a right to acquire shares of Company Common Stock or a Company Phantom Stock Option with respect to Company Common Stock, and shall thereafter constitute an option to acquire or to be a phantom option with respect to, as the case may be, on the same terms and conditions as were applicable under such Company Stock Option or Company Phantom Stock Option, as applicable, pursuant to the relevant Company Stock Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice), the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option or Company Phantom Stock Option immediately prior to the Effective Time by (y) the Stock Award Exchange Ratio. The exercise price or base price per share of Parent Common Stock subject to any such Company Stock Option or Company Phantom Stock Option at and after the Effective Time shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Company Common Stock subject to such Company Stock Option or Company Phantom Stock Option prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. In addition, prior to the Effective Time, the Company shall make any amendments to the terms of such Company Stock Option Plans that are necessary to give effect to the transactions contemplated by this
Section 1.7. For purposes of this Section 1.7, the "STOCK AWARD EXCHANGE RATIO" shall mean the sum of (i) the Mixed Election Stock Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

     (b) At the Effective Time each right, award or account, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, outstanding as of the Effective Time other than a Company Stock Option or a Company Phantom Stock Option (a "COMPANY AWARD") granted under any employee incentive or benefit plan, program or agreement or nonemployee director plan maintained by the Company or any Subsidiary on or prior to the date hereof that provides for grants of equity-based awards or equity-based accounts and which are identified on Schedule 3.16 (collectively the "COMPANY AWARD PLANS") whether or not vested, shall cease to represent a right, award or account with respect Company Common Stock and shall thereafter constitute a right, award or account, on the same terms and conditions as were applicable under such Company Award pursuant to the relevant Company Award Plan under which it was issued and the agreement, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice), with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Award immediately prior to the Effective Time by (y) the Stock Award Exchange Ratio, PROVIDED that in the case of any performance shares outstanding as of the Effective Time, such performance shares shall be paid at the Effective Time at 100% of target, except that the 2005 performance share awards shall be paid at the Effective Time at between 100% and 150% of target, as determined in good faith by the Company's Management Development and Compensation Committee pursuant to the terms of the plan and the underlying award agreement. The other terms and conditions of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice). The Company represents and warrants that to the Company's knowledge there are as of the date hereof no Company Awards or Company Stock Options other than those reflected in Schedule 3.5.

     (c) (i) Parent shall take all corporate action necessary to assume as of the Effective Time the Company's obligations under the Company Stock Options and Company Awards and reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.7. (ii) As soon as practicable after the Effective Time and in any event no later than five days after the Effective Time, Parent shall file with the U.S. Securities and Exchange Commission (the "COMMISSION") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Parent Common Stock subject to options and other equity-based awards described in this
Section 1.7 and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

     Section 1.8 SHARES HELD BY COMPANY AFFILIATES. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any "affiliate" of the Company (identified pursuant to Section 7.8) until such Person shall have delivered to Parent duly executed letters as contemplated by Section 7.8. Such Persons shall be subject to the restrictions described in such letters, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     Section 2.1 SURRENDER AND PAYMENT.

     (a) Prior to the Effective Time, Parent shall appoint Mellon Investor Services LLC or such other exchange agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging Certificates representing shares of Company Common Stock and non-certificated shares represented by book entry ("BOOK-ENTRY SHARES") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (other than any holder which has previously and properly surrendered all of its Certificates(s) to the Exchange Agent in accordance with Section 1.5 (each, an "ELECTING STOCKHOLDER")), a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent's customary procedures with respect to securities represented by book entry.

     (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon (i) with respect to any Electing Stockholder, completion of the calculations required by Section 1.4(a) or (ii) with respect to any holder that is not an Electing Stockholder, surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.4 and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.4 and this Article 2, including cash payable in lieu of fractional shares pursuant to Section 2.2 and dividends and other distributions pursuant to Section 2.1(f). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this
Section 2.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.1. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     (g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.1 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

     Section 2.2  FRACTIONAL SHARES.

     (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this
Section 2.2, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to
Section 2.1(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.1(b) (such excess being herein called the "EXCESS SHARES"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE") in the manner provided in the following paragraph.

     (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Parent. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the "COMMON SHARES TRUST"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

     (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.1.

     Section 2.3 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this
Article 2.

     Section 2.4 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 1 and 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, and paid over to the applicable governmental entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that, except as disclosed in the Company Commission Documents (as hereinafter defined) filed or furnished prior to the date hereof or in the correspondingly numbered section of the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULES") (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent):

     Section 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, liabilities, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent resulting from (x) any changes in general United States or global economic conditions, or (y) any changes affecting the oil and gas industry in general (including changes to commodity prices). The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BY-LAWS").

     Section 3.2  CORPORATE AUTHORIZATION.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders (the "COMPANY STOCKHOLDER APPROVAL") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

     (b) The Company's Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and
(iii) resolved (subject to Section 5.2) to recommend the approval and adoption of this Agreement and the Merger by its stockholders.

     Section 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (c) compliance with any applicable requirements of Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on

January 29, 2004 at L 24/1) (the "EC MERGER REGULATION"), (d) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters, (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (f) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"); (g) the appropriate filings and approvals under the rules of the NYSE; and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     Section 3.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3, (a) contravene or conflict with the Company Charter or the Company By-Laws or the organizational documents of any Company Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries,
(c) constitute a default (or an event which with notice or the passage of time would become a default) under or give rise to a material right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.15) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business.

     Section 3.5 CAPITALIZATION. The authorized capital stock of the Company consists of 750,000,000 shares of common stock, par value $1.00 per share (the "COMPANY COMMON STOCK") and 100,000,000 shares of preferred stock, par value $0.10 per share (the "COMPANY PREFERRED STOCK", and together with the Company Common Stock, the "COMPANY CAPITAL STOCK"). As of March 31, 2005, there were outstanding (i) 271,654,896 shares of Company Common Stock, (ii) no shares of Series B Junior Participating Preferred Stock (all of which are reserved for issuance in accordance with the Rights Agreement (as amended, the "COMPANY RIGHTS AGREEMENT") dated as of January 5, 2000, as amended, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, pursuant to which the Company has issued rights to purchase Series B Junior Participating Preferred Stock ("COMPANY RIGHTS")) and no other shares of capital stock or other voting securities of the Company were then outstanding. All outstanding shares of Company

Capital Stock have been duly authorized, validly issued, and are fully paid and nonassessable. As of March 31, 2005, there were outstanding (A) Company Awards (other than shares of restricted stock or other awards included in the number of shares of Company Common Stock outstanding set forth above) with respect to 983,963 shares of Company Common Stock and (B) Company Stock Options to purchase 6,278,458 shares of Company Common Stock. Except as set forth in this Section
3.5 and except for changes since the close of business on March 31, 2005 resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no Company Awards and (c) except for the Company Rights, (1) no options, warrants or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (2) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a), (b) and (c) being referred to collectively as "COMPANY SECURITIES"). Except as required by the terms of any Company Stock Options or Company Awards as permitted by Section 5.1(e), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     Section 3.6  SUBSIDIARIES.

     (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "SUBSIDIARY" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All "significant subsidiaries," as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act of the Company and all entities listed on Exhibit 21 to the Company 10-K (collectively, "SIGNIFICANT SUBSIDIARIES") and their respective jurisdictions of incorporation are identified in Section 3.6(a) of the Company Disclosure Schedules.

     (b) Except for directors' qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is owned by the

Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses 3.6(b)(i) and (ii) being referred to collectively as "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. No Subsidiary of the Company is, or since January 1, 2003 has been, subject to any requirement to file periodic reports under the Exchange Act.

     Section 3.7  COMMISSION FILINGS.

     (a) The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2003 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2004,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 2003 (the documents referred to in this Section 3.7(a) being referred to collectively as the "COMPANY COMMISSION DOCUMENTS"). The Company's annual report on Form 10-K for its fiscal year ended December 31, 2004 is referred to herein as the "COMPANY 10-K."

     (b) As of its filing date, each Company Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

     (c) As of its filing date, each Company Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by the Company since January 1, 2003 pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has timely filed with or furnished to the Commission all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the Commission by the Company since January 1, 2003.

     Section 3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2004 set forth in the Company 10-K and "COMPANY BALANCE SHEET DATE" means December 31, 2004.

     Section 3.9  DISCLOSURE DOCUMENTS.

     (a) Neither the proxy statement of the Company (the "COMPANY PROXY STATEMENT") to be filed with the Commission in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section
3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (as defined in Section 4.8(a)) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be included in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.10  CONTROLS AND PROCEDURES.

     (a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the "SARBANES-OXLEY ACT") with respect to Company Commission Documents, and the Company has delivered to Parent a summary of any disclosure made by management to the Company's auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

     (b) The Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for the Company's auditors any material weaknesses in internal controls. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date hereof.

     (c) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company's financial statements. The Company's management, with the participation of the Company's principal executive and financial officers, has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in the Company 10-K.

     (d) No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

     (e) Since January 1, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, director, employees or agents to any officer of the Company, the Board of Directors of the Company or any member or committee thereof. For purposes of this Agreement, "KNOWLEDGE" of any Person means the actual knowledge of any officer (as such term is defined in Rule 16a-1(f) under the Exchange Act) of such Person.

     Section 3.11 ABSENCE OF CERTAIN CHANGES. From the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business, consistent with past practice, and there has not been:

          (a) any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the Company's regular quarterly cash dividend and dividends or distributions by any direct or indirect wholly-owned Subsidiary to the Company or any wholly-owned Subsidiary of the Company, and except for dividends or distributions by other Subsidiaries of the Company for which the portion of such dividends or distributions not payable to a direct or indirect wholly-owned Subsidiary of the Company did not exceed $10,000,000 in value in the aggregate for all such dividends and distributions), or any repurchase, redemption or other acquisition by the Company or any of its wholly-owned Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Significant Subsidiaries (other than (i) any such repurchases prior to the date hereof pursuant to the Company's publicly announced stock buyback program or, after the date hereof, as permitted under Section 5.1(e) or pursuant to the terms of Company Stock Options and Company Awards, in each case subject to Section 7.4), and (ii) any such transaction solely among the Company and its wholly-owned Subsidiaries or solely among the Company's wholly-owned Subsidiaries;

          (c) any amendment of any material term of any outstanding security of the Company or any of its Significant Subsidiaries (other than wholly-owned Subsidiaries);

          (d) to the knowledge of the Company's Management Committee, any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those expressly permitted by this Agreement, or as agreed to in writing by Parent;

          (e) any change in any method of financial accounting or financial accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law;

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing plans and policies, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing plans and policies, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than increases made in the ordinary course of business with respect to employees other than executives; or

          (g) any (i) Tax election made or changed, (ii) Tax audit settled, or
     (iii) amended Tax Return filed, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole.

     Section 3.12 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation, by-laws or the comparable charter or organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any permit, license, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.13 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date hereof, there are no material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

          (b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

          (c) liabilities disclosed in the Company Commission Documents filed prior to the date of this Agreement;

          (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business; and

          (e) liabilities under this Agreement.

     Section 3.14 LITIGATION. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     Section 3.15 TAXES. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business since the date of the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent; and
(vii) neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. For purposes of this Agreement, "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "TAX RETURNS" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.16  EMPLOYEE BENEFIT PLANS; EMPLOYMENT.

     (a) The Company has provided Parent with a list (set forth in Section 3.16(a) of the Company Disclosure Schedules) identifying each material "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee or former employee of the Company or any Company Subsidiary, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its subsidiaries) and covers any employee or director or former employee or director of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that such list need not include any Company Benefit Plan that constitutes a Foreign Company Benefit Plan (as defined below). The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a "multiemployer plan," as defined in section 3(37) of ERISA, but including Foreign Company Benefit Plans) are referred to collectively herein as the "COMPANY BENEFIT PLANS." "FOREIGN COMPANY BENEFIT PLAN" means any Company Benefit Plan primarily maintained for the benefit of employees and former employees in jurisdictions other than the United States. To the extent practicable, the Company shall provide and deliver to Parent a list of Foreign Company Benefit Plans as soon as practicable following the date hereof.

     (b) The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), and
(iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

     (c) Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such Plan.

     (d) (i) Neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an "ERISA AFFILIATE") has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

     (e) All "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are Company Benefit Plans ("COMPANY PENSION PLAN") intended to be qualified under Section 401(a) of the Code have been the subject of "GUST II" determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No Company Benefit Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA.

     (f) Other than (i) any provision that delays the effective date of such amendment or termination or (ii) any benefit under a Company Benefit Plan disclosed on Section 3.16(g) of the Company Disclosure Schedules that arises solely as a result of the transactions contemplated by this Agreement or (iii) any employment agreement to which the Company or any of its Subsidiaries is a party, each Company Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (including any such plan covering retirees or other former employees) may be freely amended or terminated by the Company, any ERISA Affiliate or any successor thereto on or at any time after the Effective Time.

     (g) Set forth on Section 3.16(g) of the Company Disclosure Schedules is, based on the assumptions set forth therein, (i) a good faith estimate of a reasonable amount subject to Section 280G of the Code, including any tax gross-up, that could be paid to each of the 65 most-highly compensated employees of the Company and its Subsidiaries under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect as a result of the transactions contemplated by this Agreement, and (ii) the estimated cost to the Company and its Subsidiaries of making such payments, including any tax gross-ups with respect to such employees.

     (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, consultant or officer or trigger any other material obligation pursuant to any Company Benefit Plan, except as expressly provided in this Agreement. Section 3.16 of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Parent.

     (i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in, employee participation or coverage under, or any adoption of, any Company Benefit Plan (other than a Foreign Company Benefit Plan) which would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

     (j) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all collective bargaining agreements and all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination laws, rules and regulations (collectively, "ANTI-DISCRIMINATION LAWS"). Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or threatened, nor is the Company or any of its Subsidiaries involved in or threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

     (k) No Company Benefit Plan provides a gross-up for any Taxes which may be imposed for failure to comply with the requirements of section 409A of the Code.

     Section 3.17 COMPLIANCE WITH LAWS. To the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of, or, since January 1, 2002, has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

     Section 3.18 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company's Management Committee, since January 1, 2002, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     Section 3.19  ENVIRONMENTAL MATTERS.

     (a) Except as set forth in the Company Commission Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws; (iii) there are no liabilities of the Company or any of its Subsidiaries arising out of any Environmental Law, whether accrued, contingent, absolute, or determined, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and (iv) there has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2005 of which the Company has knowledge in relation to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Parent prior to the date hereof.

     (b) For purposes of this Section 3.19, the term "ENVIRONMENTAL LAWS" means federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or
(C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term "HAZARDOUS SUBSTANCE" means any "hazardous substance" and any "pollutant or contaminant" as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); any "hazardous waste" as that term is defined in the Resource Conservation and Recovery Act ("RCRA"); and any "hazardous material" as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 ET SEQ.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

     Section 3.20 TITLE TO PROPERTIES. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each of its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and (ii) for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of its Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.21  HYDROCARBON CONTRACTS.

     (a) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (i) the Hydrocarbon Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid; (iii) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant thereto; (iv) none of the Company or any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (v) to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder. The term "HYDROCARBON CONTRACT" means a material Hydrocarbon production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time. The term "HYDROCARBON CONTRACT" also includes any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Company or any of its Subsidiaries is a party. The term "HYDROCARBONS" means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous.

     (b) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Hydrocarbon Contracts, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Hydrocarbon Contracts.

     Section 3.22 MATERIAL CONTRACTS. Except for this Agreement and except as set forth in the Company Commission Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the Commission) (all contracts of the type described in this Section 3.22 being referred to herein as "COMPANY MATERIAL CONTRACTS").

     Section 3.23  INTELLECTUAL PROPERTY.

     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries possess the valid right to use, license and enforce all patents, trademarks, trade names, service marks,

Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, "INTELLECTUAL PROPERTY") that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY"); (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and use of the Company Intellectual Property does not infringe upon or otherwise violate any Intellectual Property rights of any other Person; (iii) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and its Subsidiaries in the Company Intellectual Property; (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Intellectual Property; and (v) to the knowledge of the Company, no Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property; PROVIDED, HOWEVER, that for purposes of this Section 3.23 only, Company Intellectual Property shall not include RFG Patents. For purposes of this Agreement, the term "RFG PATENTS" shall mean United States Patent Nos. 5,288,393; 5,593,567; 5,653,866; 5,837,126 and 6,030,521 and any reissues, divisionals, reexaminations, continuations or continuations-in-part or foreign counterparts of such United States Patents.

     (b) As of the date hereof, the Company and its Subsidiaries have not entered into any contractual arrangement that would limit Parent's or the Company's or their respective Subsidiaries' freedom to license, cross-license or otherwise dispose of the RFG Patents, except for the nine (9) licensing agreements the Company or its Subsidiaries have heretofore entered into with motor gasoline refiners, blenders and importers under the RFG Patents, as identified in the Company 10-K.

     Section 3.24  CONFIDENTIALITY AND OTHER AGREEMENTS.

     (a) None of the confidentiality agreements or standstill agreements the Company has entered into with any third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries is a party to any agreement that would expressly and materially limit the ability of Parent or any Subsidiary of Parent, after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time.

     Section 3.25 BROKERS; FINANCIAL ADVISORS. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley (the "FINANCIAL ADVISOR") (the terms of the engagement having been heretofore provided to Parent), and the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger as a result of being engaged by the Company or any Subsidiary or affiliate of the Company.

     Section 3.26 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the shares of Company Common Stock is fair to the Company's stockholders from a financial point of view.

     Section 3.27 TAKEOVER STATUTES. The Board of Directors of the Company has taken the necessary action to render section 203 of the DGCL, any other potentially applicable antitakeover or similar statute or regulation and the provisions of Article SEVENTH of the Company Charter inapplicable to this Agreement and the transactions contemplated hereby.

     Section 3.28 STOCKHOLDER RIGHTS PLAN. The Board of Directors of the Company has resolved to, and the Company promptly after execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger and this Agreement and the other transactions contemplated hereby.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary represent and warrant to the Company that, except as disclosed in the Parent Commission Documents (as hereinafter defined) filed or furnished prior to the date hereof or in the correspondingly numbered section of the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULES") (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent):

     Section 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate be reasonably likely to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, liabilities, assets or continuing results of operations of Parent and its Subsidiaries, taken as a whole, except to the extent resulting from (x) any changes in general United States or global economic conditions, or (y) any changes affecting the oil and gas industry in general (including changes to commodity prices). Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered to the Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

     Section 4.2  CORPORATE AUTHORIZATION.

     (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) Parent's Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Parent's stockholders and (ii) approved the execution of this Agreement and the transactions contemplated hereby (including the Merger).

     Section 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the Securities Act, (g) the appropriate filings and approvals under the rules of the NYSE and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay Parent's and Merger Subsidiary's consummation of the Merger.

     Section 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3,
(a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to any material right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or
(d) that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable law or the rules of the NYSE to effect the transactions contemplated by this Agreement.

     Section 4.5 CAPITALIZATION. The authorized capital stock of Parent consists of 4,000,000,000 shares of common stock, par value $0.75 per share ("PARENT COMMON STOCK"), and 100,000,000 shares of preferred stock, par value $1.00 per share (of which 5,000,000 are designated Series A Participating Preferred Stock, and the remaining shares of such preferred stock are not subject to any designation). As of the close of business on December 31, 2004, there were outstanding 2,274,032,014 shares of Parent Common Stock, no shares of Series A Participating Preferred Stock, and no other shares of capital stock or other voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of December 31, 2004, there were outstanding (i) options to purchase 54,352,000 shares of Parent Common Stock and (ii) other stock-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 200,747 shares of Parent Common Stock. Except as set forth in this Section 4.5 and except for changes since the close of business on December 31, 2004 resulting from the exercise of employee stock options outstanding on such date or the payment or redemption of other stock-based awards outstanding on such date and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Parent, and (b) except for securities issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock,
(i) no options, warrants or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (ii) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as "PARENT SECURITIES"). Except as required by the terms of any employee or director options or other stock based awards, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

     Section 4.6  COMMISSION FILINGS.

     (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2003 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2004,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 2003 (the documents referred to in this Section 4.6(a) being referred to collectively as the "PARENT COMMISSION DOCUMENTS").

Parent's annual report on Form 10-K for its fiscal year ended December 31, 2004 is referred to herein as the "PARENT 10-K."

     (b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act.

     (c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by Parent since January 1, 2003 pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Parent has timely filed with or furnished to the Commission all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the Commission by Parent since January 1, 2003.

     Section 4.7 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.6 present fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "PARENT BALANCE SHEET" means the consolidated balance sheet of Parent as of December 31, 2004 set forth in the Parent 10-K and "PARENT BALANCE SHEET DATE" means December 31, 2004.

     Section 4.8  DISCLOSURE DOCUMENTS.

     (a) The Registration Statement on Form S-4 of Parent (the "FORM S-4") to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of PSection 4.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 4.8 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

     (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.9  CONTROLS AND PROCEDURES.

     (a) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent Commission Documents, and Parent has delivered to the Company a summary of any disclosure made by management to Parent's auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

     (b) Parent has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Parent's auditors any material weaknesses in internal controls. Parent has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

     (c) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent's financial statements. Parent's management, with the participation of

Parent's principal executive and financial officers, has completed an assessment of the effectiveness of Parent's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in the Parent 10-K.

     (d) No personal loan or other extension of credit by Parent or any Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

     (e) Since January 1, 2003, (i) neither Parent nor any of its Subsidiaries nor, to Parent's knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Parent, any of its Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Parent, the Board of Directors of Parent or any member or committee thereof.

     Section 4.10 ABSENCE OF CERTAIN CHANGES. Since the Parent Balance Sheet Date, Parent and its Subsidiaries have conducted their business in the ordinary course of business, consistent with past practice and there has not been:

          (a) any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Parent Material Adverse Effect; or

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than regular quarterly cash dividends payable by Parent (x) consistent with past practice (including periodic dividend increases consistent with past practice) and (y) that are not special dividends), or any repurchase, redemption or other acquisition by Parent or any of its wholly-owned Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any of its Significant Subsidiaries (other than (i) any such repurchases prior to the date hereof pursuant to Parent's publicly announced stock buyback program or, after the date hereof, or pursuant to the terms of employee and director stock options and (ii) any such transaction solely among Parent and its wholly-owned Subsidiaries or solely among Parent's wholly-owned Subsidiaries);

          (c) any change prior to the date hereof in any method of financial accounting or financial accounting practice by Parent or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP or by applicable law; or

          (d) any (i) Tax election made or changed, (ii) Tax audit settled, or
     (iii) amended Tax Return filed, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to Parent and its Subsidiaries, taken as a whole.

     Section 4.11 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date hereof, there are no material liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

          (b) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect;

          (c) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement;

          (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business; and

          (e) liabilities under this Agreement.

     Section 4.12 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

     Section 4.13 COMPLIANCE WITH LAWS. To Parent's knowledge, neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 2003 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

     Section 4.14 TAX TREATMENT. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     Section 4.15 CAPITALIZATION OF MERGER SUBSIDIARY. The authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     Company agrees that:

     Section 5.1 CONDUCT OF THE COMPANY. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in a manner not involving the entry by the Company or its Subsidiaries into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date hereof, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules, from the date hereof until the Effective Time:

          (a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, or amend or waive any provision of the Company Rights Agreement;

          (b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in
     Section 3.5 or are granted in accordance with clause 5.1(c), (ii) if the Effective Time occurs in 2006, grants to be made in 2006 in accordance with the Company's customary schedule in accordance with past practice and (iii) grants made to directors of the Company and newly hired and promoted employees in the ordinary course of business in accordance with past practice;

          (d) the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (x) regular quarterly cash dividends payable by the Company or such Subsidiary consistent with past practice, but not including any special dividend or (y) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

          (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's or any Subsidiary's capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of its capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any Company Stock Option Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.4 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.4;

          (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase shares of Company Common Stock or of any outstanding restricted stock, stock units or stock appreciation rights (which, it is understood, will not limit the administration of the relevant plans in accordance with past practices and interpretations of the Company's Board and the Company's Compensation Committee to the extent consistent with Section 7.4);

          (g) except (A) as consistent with the capital budgets set forth in
     Section 5.1(g) of the Company Disclosure Schedules or (B) if the Effective Time occurs in 2006, with respect to capital expenditures in future periods that are not covered by such capital budgets, as based on a reasonable extrapolation of permissible expenditures for the capital budgets set forth in Section 5.1(g) of the Company Disclosure Schedules, the Company will not, and will not permit any Subsidiary of the Company to, make or authorize any capital expenditure in excess of $50 million;

          (h) the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any Company Benefit Plan existing on the date hereof, or (2)(i) enter into, (ii) adopt, (iii) extend or renew (with respect to clause (iii) only, for a term in excess of one year) (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement except as required by applicable law or the terms of an agreement or arrangement existing on the date hereof or, with respect to individual non-U.S. payroll employees, in the ordinary course of business consistent with past practice or as required by applicable law;

          (i) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property (as measured with respect to the consolidated assets of the Company and its Subsidiaries taken as a whole) of any other Person (other than the Company or a wholly-owned Subsidiary of the Company), except in the ordinary course of business consistent with past practice;

          (j) except as expressly permitted by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice and in no event in an amount exceeding $50 million in the aggregate;

          (k) the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money (other than (i) any such indebtedness among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries or (ii) additional short-term debt not to exceed $500,000,000 in the aggregate) or guarantee or assume any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than in the ordinary course of business, consistent with past practice;

          (l) the Company will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Company Material Contract or (ii) enter into any agreement that would constitute a Company Material Contract if entered into as of the date of this Agreement other than (with respect to clause (ii)) in the ordinary course of business, consistent with past practice;

          (m) the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case in an amount in excess of $20 million or that is otherwise qualitatively material to the Company, PROVIDED that Parent will not unreasonably withhold its consent to any such settlement or compromise;

          (n) except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law, the Company will not, and will not permit any Subsidiary of the Company to, change any method of financial accounting or financial accounting practice (other than any change for tax purposes) used by it;

          (o) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company) other than in the ordinary course of business, consistent with past practice or in an amount not exceeding $10 million;

          (p) the Company will not, and will not permit any of its Subsidiaries to, take any action which would limit Parent's or the Company's freedom to license, cross-license or otherwise dispose of any Company Intellectual Property;

          (q) the Company will not amend or waive any provisions of any standstill agreement;

          (r) except as required by Law, the Company will not (i) make or change any Tax election, (ii) settle any Tax audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole;

          (s) except as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits (other than in an insignificant manner) the ability of the Company or any Subsidiary of the Company, or would limit (other than in an insignificant manner) the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than six (6) months beyond the Effective Time shall be deemed to be insignificant;

          (t) the Company will not, and will not permit any of its Subsidiaries to, take any action that would prevent, materially delay or materially impede the consummation of the Merger; and

          (u) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 5.2 COMPANY STOCKHOLDER MEETING; PROXY MATERIAL.

     (a) Except as permitted by Section 5.2(b) below, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the Merger or the Company Recommendation (as defined in Section 5.2(f) below) (any of the foregoing, a "CHANGE IN THE COMPANY RECOMMENDATION"), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Board of Directors of the Company or any committee thereof of an Acquisition Proposal, or any failure by the Company's Board of Directors to recommend against an Acquisition Proposal.

     (b) The Board of Directors of the Company shall be permitted not to recommend to the Company's stockholders that they give the Company Stockholder Approval or to withdraw or modify in a manner adverse to Parent the Company Recommendation, only if and to the extent that all of the following conditions are met: (v) the Company Stockholder Approval has not been obtained; (w) the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that failure to so withdraw or modify the Company Recommendation would be inconsistent with the directors' exercise of their fiduciary duties to stockholders under applicable law; (x) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action, including the reasons therefor and, in the event that such decision relates to an Acquisition Proposal, such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the Person making such Acquisition Proposal (and the Company will also promptly give Parent such a notice with respect to any subsequent change in such proposal) and the Company has given Parent at least three (3) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, (y) if such withdrawal or modification relates to an Acquisition Proposal received by the Company or made directly to the Company's stockholders, such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.9(b)); and (z) the Company has complied with its obligations set forth in Section 7.9; provided, however, that notwithstanding any Change in the Company Recommendation, the Company shall nevertheless submit this Agreement and the Merger to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation, unless Parent otherwise directs the Company in writing or this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholder Meeting.

     (c) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the Commission, the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Company Proxy Statement to be cleared by the Commission and its staff under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision herein, the Form S-4 and the Company Proxy Statement will contain such information and disclosure reasonably requested by either Parent or the Company so that the Form S-4 conforms in form and substance to the requirements of the Securities Act and the Company Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

     (d) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Form S-4 or the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by Law, disseminated to the stockholders of the Company.

     (e) Each of the Company and Parent shall (i) promptly notify the other of the receipt of any comments from the Commission or its staff or any other applicable government official and of any requests by the Commission or its staff or any other applicable government official for amendments or supplements to any of the filings with the Commission in connection with the

Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the Commission or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the Commission or its staff with respect to the Form S-4 and the Company Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Company Proxy Statement as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

     (f) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") for the purpose of obtaining the Company Stockholder Approval, and the Company Board shall recommend to the Company's stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "COMPANY RECOMMENDATION") and shall include such recommendation in the Company Proxy Statement; PROVIDED, HOWEVER, that the Company Board shall not be required to make such Company Recommendation to the extent that it effects a Change in the Company Recommendation in accordance with Section 5.2(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2(f) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its representatives of any Acquisition Proposal. The Company shall use its best efforts to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and (subject to any Change in the Company Recommendation expressly permitted by Section 5.2(b)) to obtain the Company Stockholder Approval. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

     Section 5.3 RESIGNATION OF COMPANY DIRECTORS. In order to fulfill the requirements of Section 1.3, the Company shall (i) cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (ii) cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Subsidiary immediately prior to the Effective Time.

     Section 5.4 OTHER ACTIONS. As provided in Article VII, the Company and Parent shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

                                   ARTICLE VI

                              COVENANTS OF PARENT

     Parent agrees that:

     Section 6.1 OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 6.2  DIRECTOR AND OFFICER LIABILITY.

     (a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the greatest extent permitted by law as of the date of this Agreement, the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "INDEMNITEES") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date hereof in accordance with the terms thereof. The Company has disclosed to Parent all such indemnification agreements prior to the date hereof.

     (b) For six years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; PROVIDED, that if the annual aggregate premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate.

     (c) The obligations of Parent under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2).

     Section 6.3 FORM S-4. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission a sufficient time prior to the Company Stockholder Meeting to allow the Company to mail the Company Proxy Statement to the Company stockholders, as required by the rules and regulations of the Commission, prior to the Company Stockholder Meeting. Parent shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

     Section 6.4 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

     Section 6.5  EMPLOYEE BENEFITS.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, subject to Section 6.5(b) hereof, under the Company Benefit Plans, each as in effect on the date hereof (or as amended to the extent permitted by Section 5.1), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event, including a discretionary determination) exist in respect thereof as of the Effective Time. Parent and the Company hereby agree that the consummation of the Merger shall constitute a "CHANGE IN CONTROL" for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.5(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.5(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan; PROVIDED, HOWEVER, that Parent agrees that it will respect deferrals of salary, bonus or other compensation in place prior to the Effective Time pursuant to the Company Benefit Plans.

     (b) Following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and the Company Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent ("AFFECTED EMPLOYEES"), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, compensation and employee benefits (i) pursuant to the Company's or the Company Subsidiaries' compensation and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees of Parent and its Subsidiaries from time to time after the Effective Time. Following the Effective Time, Parent shall continue to provide to former employees of the Company or its Company Subsidiaries (and to employees of the Company or its Company Subsidiaries whose employment terminates prior to the Effective Time) ("AFFECTED Retirees") post-retirement benefits (other than pensions) (i) pursuant to the Company Benefit Plans applicable to such Affected Retirees, each as in effect on the date of this Agreement, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing post-retirement coverage and benefits (other than pensions), which, in the aggregate, are no less favorable than those provided from time to time after the Effective Time to former employees of Parent that served in positions comparable to positions that were held by Affected Retirees of Parent and its Subsidiaries.

     (c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual (including benefit accrual under any defined benefit pension plans, PROVIDED that a participant's benefit under any such defined benefit pension plan may be offset by such participant's benefit accrued through the Effective Time under the Unocal Corporation Retirement Plan) under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time.

     (d) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (e) If the Effective Time occurs in 2005, following the payment of pro rata bonuses under the annual bonus plan for 2005 as provided under, and in accordance with the terms of such bonus plan (the "2005 PRO RATA BONUS"), Parent will cause the Company to (A) maintain a bonus plan for the remainder of 2005 on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for the 2005 calendar year and (B) pay bonuses within two and a half months following the end of the 2005 calendar year in an amount equal to the excess, if any, of (i) the annual bonus which would have been earned by the participants for the entire 2005 calendar year under the bonus plan described in clause (A) of this Section 6.5(e) (without reference to the 2005 Pro Rata Bonus) over (ii) the 2005 Pro Rata Bonus. If the Effective Time occurs in 2006, the Company shall be permitted prior to the Effective Time to establish a bonus plan for 2006, based upon targets and goals substantially similar to those established for 2005. In addition, in the event the Effective Time occurs in 2006, participants in the 2006 bonus plan will be paid a pro rata bonus for 2006 (the "2006 PRO RATA BONUS") in accordance with the terms of the Company's annual bonus plan, and total bonuses for 2006 will be calculated based upon the excess of actual bonus earned for 2006 over the 2006 Pro Rata Bonus in the same manner as total bonuses for 2005 would have been calculated as described above had the Effective Time occurred in 2005. Company performance in respect of calculations made under the bonus plans and the Company Plans for the calendar years 2005 and 2006 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any nonrecurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and if the Effective Time occurs prior to payment of 2005 calendar year bonuses, shall not be subject to negative discretion by the administrator for the Bonus Plan. In no event will the 2005 Pro Rata Bonus or the 2006 Pro Rata Bonus for any employee exceed 150% of the target amount for such employee for such year.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 7.1  BEST EFFORTS.

     (a) Subject to Sections 5.2, 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall provide the other party with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby; PROVIDED that Parent will lead all such processes; PROVIDED FURTHER that the foregoing shall not limit in any respect any party's obligations under this Agreement. Prior to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, enter into or agree to enter into any agreement for the acquisition of any business or Person which acquisition would reasonably be expected to materially impair Parent's ability to consummate the transactions contemplated hereby.

     (b) Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c), as applicable:

          (i) each use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

          (ii) each use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger (collectively, "ANTITRUST LAWS") so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries' freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent's Subsidiaries' ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither the Company nor any of the Company's Subsidiaries shall, without Parent's prior written consent, sell, divest, or dispose of any assets, license any Company Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Company and the Company's Subsidiaries or any license of Company Intellectual Property or take any other action or commit to take any action that would limit the Company's, Parent's or any of their respective Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Company Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

     (c) Notwithstanding anything else contained herein, the provisions of this
Section 7.1 shall not be construed to require Parent or any of Parent's Subsidiaries to undertake any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. "SUBSTANTIAL DETRIMENT" shall mean changes or effects which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a Company Material Adverse Effect, at or after the Effective Time; PROVIDED that any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries would be reasonably likely, in the aggregate, to have a Company Material Adverse Effect, at or after the Effective Time.

     Section 7.2 CERTAIN FILINGS. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.3 ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, to the extent permitted by applicable law, the Company and Parent will, during normal business hours and upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives complete access at all reasonable times to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; PROVIDED, that such investigation shall not disrupt the Company's or Parent's operations; AND, PROVIDED FURTHER that no such investigation shall affect any representation or warranty given by either party hereunder. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of February 11, 2005 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

     Section 7.4 TAX TREATMENT. Neither Parent nor the Company shall, nor shall they permit their Subsidiaries to, take any action, and Parent and the Company shall not, and shall ensure that its Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     Section 7.5 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party.

     Section 7.6 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 7.7  NOTICES OF CERTAIN EVENTS.

     (a) Each of the Company and Parent shall promptly notify the other Party of:

          (i) Any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) Any notice or other written communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) Any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

PROVIDED, HOWEVER, that no such notification (and no other notification required to be given by the Company under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          Section 7.8  AFFILIATES.

     (a) Not less than forty-five (45) days prior to the Effective Time, the Company (i) shall deliver to Parent a letter identifying all Persons who, in the Company's opinion, may be, as of the Effective Time, its "affiliates" for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver to Parent, as promptly as practicable but in no event later than thirty (30) days prior to the Effective Time, a signed agreement substantially in the form attached as Exhibit A (an "AFFILIATE AGREEMENT"). The Company shall notify Parent from time to time after the delivery of the letter described above of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute an Affiliate Agreement.

     (b) Neither Parent or the Company shall register, or allow its transfer agent to register, on its books, any transfer of any shares of Parent Common Stock or Company Common Stock of any affiliate of the Company who has not provided an executed Affiliate Agreement in accordance with this Section 7.8 unless the transfer is made in compliance with the foregoing.

     Section 7.9  NO SOLICITATION.

     (a) The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries' respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, the Company Rights Agreement, as applicable) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 7.9), or disclose any nonpublic information or afford access to properties, books or records to, any Person that has made, or to the Company's knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company's Board of Directors reaffirms the Company Recommendation in such disclosure. Notwithstanding anything to the contrary in this Agreement, prior to (but not after) the date of the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries (A) furnish information and access, but only in response to a request for information or access, to any Person making an Acquisition Proposal to the Board of Directors of the Company after the date hereof which was not solicited, initiated or knowingly encouraged by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) on or after the date hereof (and to such Person's advisors, agents and intermediaries) and (B) may participate in discussions and negotiate with such Person concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (i) the Board of Directors of the Company concludes in good faith, after (x) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal and
(y) taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b), that doing so is necessary for the Company's Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, (ii) the Company complies with all of its obligations under Section 5.2 and Section 7.9(b) below, and (iii) the Board of Directors of the Company receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (x) no less favorable to the Company and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement and any information provided to such Person has previously been provided to Parent or is provided to Parent promptly after its provision to such Person.

     (b) In the event the Company receives an Acquisition Proposal, any indication of which the Company has knowledge that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, the Company will (A) promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof and (B) will keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to beterminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the Company's and its Subsidiaries' assets (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b)) are more favorable to the Company and its stockholders than the Merger and the other transactions contemplated hereby and (ii) that constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

     (c) The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.9.

     Section 7.10 TAKEOVER STATUTES. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.11 SECTION 16(B). Parent shall take all such steps as may be reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     Section 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with DGCL;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) any applicable approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

          (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

          (e) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission;

          (f) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (g) neither the U.S. Federal Trade Commission nor the Antitrust Division of the U.S. Department of Justice, as the case may be, shall have, as a condition to its approval of the Merger and the other transactions contemplated by this Agreement, required Parent to take any action which, individually or in the aggregate, would result in, or be reasonably likely to result in, a Substantial Detriment;

          (h) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to

     (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any material portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the businesses, product lines or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders or
     (iii) require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred to in subclauses (i), (ii) and
     (iii) hereof, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Substantial Detriment;

          (i) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, which, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Substantial Detriment; and

          (j) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not be reasonably expected to result in a Substantial Detriment and all such approvals and consents which have been obtained shall be on terms which, individually or in the aggregate, would not be reasonably likely to result in, a Substantial Detriment.

     Section 8.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

     (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date, (ii) (A) the representations and warranties of the Company set forth in this Agreement which are qualified by a "Company Material Adverse Effect" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (B) the representations and warranties of the Company set forth in this Agreement which are not qualified by a "Company Material Adverse Effect" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company

Material Adverse Effect; PROVIDED, HOWEVER, that, with respect to clauses (A) and (B) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (A) or (B), as applicable), only as of such date or period;

     (b) Parent shall have received an opinion of McDermott Will & Emery LLP (or such other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, the Company or others reasonably requested by counsel; and

     (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     Section 8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

     (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date, (ii) (A) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement which are qualified by a "Parent Material Adverse Effect" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (B) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement which are not qualified by a "Parent Material Adverse Effect" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; PROVIDED, HOWEVER, that, with respect to clauses (A) and (B) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (A) or (B), as applicable), only as of such date or period;

     (b) the Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz (or such other counsel reasonably acceptable to the Company), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, the Company or others reasonably requested by counsel; and

     (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect.

                                   ARTICLE IX

                                  TERMINATION

     Section 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent;

               (i) if the Merger has not been consummated by December 31, 2005 (the "END DATE"); PROVIDED, HOWEVER, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Sections 8.1(b), 8.1(c), 8.1(g), 8.1(h), 8.1(i) or 8.1(j) and (y) all other conditions in Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be August 31, 2006; PROVIDED FURTHER that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

               (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with its obligations in Section 7.1 hereof;

          (d) by Parent, if (i) the Board of Directors of the Company shall have failed to recommend its approval or recommendation of this Agreement or the Merger or there has otherwise been a Change in the Company Recommendation, whether or not permitted by the terms hereof, or the Company shall be in breach of its obligation to call and hold the Company Stockholder Meeting or to prepare, obtain Commission clearance for and mail the Proxy Statement in accordance with Section 5.2 or otherwise comply with such Section (or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing) or (ii) the Company shall have materially breached its obligations in Section 7.9 hereof to the material detriment of Parent; or

          (e) by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

     The party desiring to terminate this Agreement pursuant to clause (b), (c),
(d) or (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

     Section 9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4 and 10.5 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

            ChevronTexaco Corporation
            6001 Bollinger Canyon Road
            San Ramon, California 94583
            Facsimile No.:  (925) 842-1230
            Attention:  David J. O'Reilly, Chairman of the Board and Chief
                        Executive Officer Charles A. James, Vice President and General Counsel

     and

            Pillsbury Winthrop Shaw Pittman LLP
            50 Fremont Street
            San Francisco, California  94105
            Facsimile No.:  (415) 983-1200
            Attention:  Alfred L. Pepin, Jr.
                        Robert A. James
                        Terry M. Kee
     if to the Company, to:

            Unocal Corporation
            2141 Rosecrans Avenue, Suite 4000
            El Segundo, California 90245
            Facsimile No.:  (310) 726-7815
            Attention:  Samuel H. Gillespie III, Senior Vice President, Chief
                        Legal Officer & General Counsel/Law

     with copies to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Telecopy:  (212) 403 2000
            Attention:  Daniel A. Neff
                        David C. Karp

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

     Section 10.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

     Section 10.3  AMENDMENTS; NO WAIVERS.


     (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any term of the certificate of incorporation of Parent.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.4 EXPENSES. Except as otherwise specified in Section 10.5 or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this

Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with printing, mailing and filing the Registration Statement and all fees paid in respect of HSR in connection with the Merger shall be borne by Parent.

     Section 10.5  COMPANY TERMINATION FEE. If:

          (i) Parent shall terminate this Agreement pursuant to Section 9.1(d);
     or

          (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and prior to the Company Stockholder Meeting but after the date hereof an Acquisition Proposal shall have been made known to the Company (including any of its agents or representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or

          (iii) after the date hereof, an Acquisition Proposal by any Person shall have been made known to the Company (including any of its agents or representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and thereafter this Agreement is terminated pursuant to Section 9.1(b)(i) and the Company Stockholder Approval shall not theretofore have been obtained;

then in any case as described in clause (i), (ii), or (iii) the Company shall pay to Parent (by wire transfer of immediately available funds) (x) $250,000,000 not later than the date of termination of this Agreement and (y) an additional $250,000,000 if and not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by the Company providing for any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within 12 months after the date of termination of this Agreement; PROVIDED, HOWEVER, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%. The Company acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 10.5 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 10.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

     Section 10.6 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     Section 10.7 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

     Section 10.8 ENFORCEMENT; JURISDICTION. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

     Section 10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.10 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 10.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.2(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

     Section 10.12 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 10.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    UNOCAL CORPORATION



                                    By: /s/ Charles R. Williamson
                                       -----------------------------------------
                                       Name: Charles R. Williamson
                                       Title: Chairman of the Board and Chief
                                              Executive Officer



                                    CHEVRONTEXACO CORPORATION



                                    By: /s/ David J. O'Reilly
                                       -----------------------------------------
                                       Name: David J. O'Reilly
                                       Title: Chairman of the Board and Chief
                                              Executive Officer




                                    BLUE MERGER SUB INC.



                                    By: /s/ David J. O'Reilly
                                       -----------------------------------------
                                       Name: David J. O'Reilly
                                       Title: President

                                   EXHIBIT A:

           FORM OF CERTIFICATE OF INCORPORATION OF MERGER SUBSIDIARY

                                     * * *

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BLUE MERGER SUB INC.

                                  *    *    *

                                   ARTICLE I

     The name of the corporation is Blue Merger Sub Inc.

                                   ARTICLE II

     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

                                   ARTICLE V

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

     A. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the corporation, provided, however, that the By-laws may only be amended in accordance with the provisions thereof.

     B. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

     C. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the Board of Directors.

                                   ARTICLE VI

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

                                  ARTICLE VII

     Except as otherwise provided in this Certificate of Incorporation, the corporation reserves the right to amend or repeal any provision, rescind or amend in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

                                   EXHIBIT B

                      FORM OF AFFILIATE'S RULE 145 LETTER

                                     * * *

[Address to:

ChevronTexaco Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583
Attention:  Lydia Beebe]

     The undersigned is a holder of shares of common stock, par value $1.00 per share ("Company Common Stock"), of Unocal Corporation (the "Company") and will receive shares of common stock, par value $0.75 per share (the "Parent Common Stock") of ChevronTexaco Corporation ("Parent"), in connection with the merger (the "Merger") of the Company with and into Blue Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If, in fact, the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received in exchange for Company Common Stock pursuant to the Merger might be restricted unless the securities involved in such transaction were registered under the Act or an exemption from such registration were available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby covenants with Parent that the undersigned will not offer to sell, assign, transfer or otherwise dispose of any of the Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective Registration Statement under the Act,
(ii) in compliance with Rule 145 under the Act (as such rule may be amended from time to time) or (iii) in a transaction which does not require registration under the Act. In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of ANNEX I hereto, or an opinion, in form and substance reasonably acceptable to Parent, from independent counsel or a "no-action" letter or interpretive letter from the staff of the SEC. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by the undersigned except in compliance with this letter, but that upon receipt of evidence of such compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold.

     The undersigned acknowledges and agrees that, unless the transfer by the undersigned of Parent Common Stock issued to the undersigned as a result of the Merger has been registered under the Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Act, the following legend may be placed on certificates representing such shares of Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES. THE SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS
          OF RULE 145 OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE ACT."

     It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date on which the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to the undersigned, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to the undersigned or (C) the undersigned shall have delivered to Parent a copy of a "no-action" letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

     Execution of this letter should not be considered an admission on the part of the undersigned of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

     The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement may be executed in counterparts, all of which when so executed shall constitute one agreement, notwithstanding that all of the signatories are not signatories to the original or the same counterpart.

                                          Very truly yours,



                                          By: __________________________________
                                              Name:

Accepted this ____ day of
________________, 2005.

CHEVRONTEXACO CORPORATION

By: _____________________________
    Name:
    Title:

                                                                         ANNEX I



[Name]                                                            [Date]

     On ___________, the undersigned sold the securities of ChevronTexaco Corporation, a Delaware corporation ("PARENT"), described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the merger of Unocal Corporation, a Delaware corporation, with and into Blue Merger Sub Inc., a Delaware corporation.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                               Very truly yours,

Description of the Securities: